Exhibit 10.2

PETROQUEST ENERGY, INC.

2018 ANNUAL CASH BONUS PLAN

WHEREAS, the Board of Directors (the “Board”) of PetroQuest Energy, Inc. (the “Company”) in consultation with its compensation advisor Longnecker & Associates adopted the PetroQuest Energy, Inc. 2018 Annual Cash Bonus Plan (the “Plan”) to reward certain key employees of the Company and its subsidiaries for their performance based on a review of the criteria determined by the Compensation Committee of the Board (the “Committee”) as provided on Exhibit A attached hereto;

WHEREAS, the Plan consists of a total cash pool of $1.5 million (the “Cash Pool”) to be awarded to employees in amounts determined by management as delegated by the Committee based on the criteria in Exhibit A;

WHEREAS, on November 2, 2018, Company’s management awarded and paid one fourth (1⁄4) of the Cash Pool as bonuses to certain employees as listed on Exhibit B; and

WHEREAS, the remaining portion of the Cash Pool under the Plan shall be awarded by management to employees of the Company and its subsidiaries in accordance with Exhibit C, subject to approval of the Board and (the “Bonus Amounts”) and will be paid as provided below.

NOW THEREFORE, the Plan shall be administered and Bonus Amounts will be paid in cash as follows:

ADMINISTRATION

The Committee shall have the authority to make all determinations under the Plan, including eligibility and the allocation of bonus amounts to employees, provided, however, that the Committee may delegate any of its duties to the Company’s management, and thus, management shall have the authority of the Committee with respect thereto. The Committee shall have the authority to interpret and construe the Plan, and provide any omitted terms or definitions. Unless delegated to management, all determinations under the Plan shall be vested in the sole and exclusive discretion of the Committee, and the determinations of the Committee as to such matters shall be final and conclusive on all persons interested in the Plan.

ACTUAL AWARDED AMOUNTS

While the Company intends to award the Bonus Amounts for 2018 as determined by the Committee on Exhibit C, the Bonus Amounts payable under this Plan are discretionary and no amounts shall be deemed to be awarded and no employee shall have a legally binding right to a Bonus Amount until the Board approves the Bonus Amounts on Exhibit C.

PAYMENT

After Bonus Amounts on Exhibit C are approved by the Board, the Bonus Amounts will be paid to each employee as indicated on Exhibit C in a pro rata amount on a quarterly basis in the first three quarters of 2019 (each referred to herein as a “Payment Date;” subject to the employee’s continuous employment with the Company or its subsidiaries from November 2, 2018 through the applicable Payment Date. If an employee’s employment with the Company and its subsidiaries terminates for any reason prior to a Payment Date all unpaid portions of the Bonus Amount awarded to such employee shall be forfeited and reallocated on a pro-rata basis to the other employees subject to the Bonus Pool on Exhibit C.

MISCELLANEOUS PLAN PROVISIONS

The Plan is an incentive bonus arrangement and is, therefore, not intended to be subject to the reporting requirements of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended, for certain employee benefit plans.

The Board reserves the right to amend, revise, modify, revoke or terminate the Plan at any time in its sole discretion, without prior notice to or consent of any employee. No contractual right to any benefit or payment described herein is created or is intended to be created by this document or any related action of the Board or the Committee and none should be inferred from the descriptions of this Plan. No officer or other employee of the Company is automatically entitled to any Bonus Amount under the Plan.

Bonus Amounts may not be assigned or transferred except in the event of the employee’s death. Unless otherwise designated in writing, the employee’s beneficiary will be the same as stated in the employee’s 401k beneficiary designation.

The Company shall have the right to deduct all minimum required withholding for tax purposes from the Bonus Amount for an employee.

All administrative expenses of the Plan will be borne by the Company.

All amounts payable under this Plan shall be paid from the general assets of the Company. Neither the establishment of the Plan nor the making of Bonus Amounts hereunder shall be deemed to create a trust. No individual shall have any security or other interest in any of the assets of the Company, in shares of stock of the Company or otherwise.

Nothing in the adoption of the Plan nor the making of Bonus Amounts hereunder shall confer on any individual the right to continued employment by the Company or a subsidiary or affect in any way the right of the Company or such subsidiary to terminate his or her employment at any time.

All provisions of the Plan and all amounts paid or payable hereunder shall be construed in accordance with and governed by the laws of Delaware.

EXHIBIT A

Performance and Other Criteria

Accomplishments for PQ during FY18, including:

•	Completion of two (2) very successful Cotton Valley wells (P0 #29 & #30)

•	Completed the assemblage of an acreage position in the Austin Chalk and sold 20% to recoup $10 million of invested capital.

•	Completed the Gulf of Mexico assets sales providing for the return of cash collateral that was securing the bonding of these assets.

•	Worked closely with critical vendors in managing working capital to bring all accounts payable current thus preventing filing of third party liens

•	Begun the process to secure partners for CV JV II, which is expected to generate significant capital

•	Eliminated between $20MM - $40MM of litigation exposure, with minimal capital contribution

•

The Company was successful working with Cotton Valley Joint Venture I partners to suspend drilling during 2018 until restructuring of the company’s balance sheet is complete. Since we are still in the restructuring process they have agreed to begin drilling PQ # 31 and all have agreed to participate and fund their pro-rata share of cost.

Additional key considerations

•	Nominal salary increases (<2% per year over 5 years)

•	Nominal to no bonus opportunity over an extended period:

•	2017 bonuses were significantly reduced

•	There have been no bonuses paid for 2018 performance and none are currently anticipated to be without a KEIP/KERP or FY 2018 Incentive Plan

•	When a 2019 performance bonus program is instituted, payouts will likely not occur until March of 2020

•	An extended period without bonus payments can result in a high potential for retention concerns

•	Since 2010, there has been a cumulative bonus reduction of ~$20MM, further displaying the systemic nature of low bonus payouts relative to performance achieved

•	Total compensation opportunity is significantly below the market 25th percentile; however, having a bonus opportunity aids in improving alignment, albeit minimal

•	While being paid less than the market, PQ executives are working with fewer support staff and half of the executive level positions they had 4 years ago